EXHIBIT 10.91

[Agreement between CJSC EvereST-S (the “CTC Sales House”)
 and CFSC TSV, a member of the Video International Group,
dated November 11, 2010

(English Translation)]

Contract No. KT-361/1110

City of Moscow	“11” November 2010

Closed Joint Stock Company EvereCT-C (PSRN 110774618793), hereinafter referred to as the “Agency”, represented by General Director Yu.G. Moskvitina, acting on the basis of the Charter, on one hand,

and Closed Joint Stock Company TSV Company (PSRN 5077746859757), hereinafter referred to as the “Company”, represented by General Director S.A. Vasiliev, acting on the basis of the Charter, on the other hand, hereinafter jointly referred to as the “Parties”,

taking into account the fact that the Agency, possessing corresponding authorities from corresponding Television Companies (hereinafter the “Television Companies”) in respect of the sale of advertising placement services, is interested in maximising the effectiveness of its operations, for which purpose it requires corresponding resources, while the Company, possessing  the resources required to provide professional services for the aforementioned operations of the Agency, is interested in leveraging these resources to the greatest benefit, taking into account the focus of the Parties on mutually advantageous cooperation, the Parties have concluded this Contract on the following:

1. Definitions

1.1. For the purposes of this Contract, the terms listed below have the following meaning:

1.1.1. Software package — set of computer programs (Automated System for the Placement of Television Advertising, Automated Document Management System, Media Calculator) that makes it possible to support in a single set the processes related to the placement of advertising.

1.1.2. Automated System for the Placement of Television Advertising (hereinafter also referred to as the “Automated Placement System”, also designated in respect of the Parties as “VIMB”) is a computer program, in respect of which Limited Liability Company Business Centre Video International is the owner of the exclusive right. The Company is the legal owner (licensee) of a simple (non-exclusive) licence to use the aforementioned computer program under a corresponding agreement with Limited Liability Company Business Centre Video International.

1.1.3. Automated Document Management System (also designated in respect of the Parties as “GKDO”) is a computer program, in respect of which Limited Liability Company Business Centre Video International is the owner of the exclusive right. The Company is the legal owner (licensee) of a simple (non-exclusive) licence to use the aforementioned computer program under a corresponding agreement with Limited Liability Company Business Centre Video International.

1.1.4. Media Calculator (also designated in respect of the Parties as the “Counter”) is a computer program that makes it possible to provide an indicative estimate in advance of the cost of the services relating to the placement of advertising, in respect of which Closed Joint Stock Company Video International is the owner of the exclusive right. The Company is the legal owner (licensee) of a simple (non-exclusive) licence to use the aforementioned computer program under a corresponding agreement with Closed Joint Stock Company Video International.

1.1.5. Software products — The Automated System for the Placement of Television Advertising, the Automated Document Management System and the Media Calculator taken together.

1.1.6. Rating — percentage of the average number of people (television viewers) from a target group, who watched a block of advertisements out of the total number of people of this target group.

1.1.7. Forecast rating  — is the preliminary percentage of the number of people in a specific target group, who will watch one or other programme, block of ads, from the total number of people of this target group, projected prior to the start of the placement of blocks of advertisements and programmes, etc., in the blocks of the network programming and regional broadcasting slots.

1.1.8. Actual rating — actual percentage of the number of people in a specific target group, who watched one or other programme, block of ads, from the total number of people of this target group rating, which is determined after a block of advertisements, programmes, etc., have been broadcasted in network blocks of programmes and regional broadcasting slots.

1.1.9. Target group — target audience of the advertising.

1.1.10. Adjustment to forecast ratings — regular updates to forecast ratings to be performed as and when actual data are received on dissemination in network blocks of programmes and regional broadcasting slots.

1.1.11. Network block of programming of the First Entertainment CTC Electronic Media (hereinafter First Entertainment CTC Electronic Media) - integrated audiovisual productions (intellectual property), created on a daily basis by Closed Joint Stock Company CTC Network in the format of a television programme for use by television broadcasters-participants of the network of audiovisual productions included in the Electronic Media First Entertainment CTC (Electronic Media Certificate No. FS77-23798 on the registration of mass media dated 20 March 2006) as a programme of a terrestrial broadcaster and cable broadcaster (article 1330 of the RF Civil Code) throughout the Russian Federation.

If disseminated on the territory of a corresponding region - the network block of programming of the First Entertainment CTC Electronic Media is used in accordance with the capacity described above by a corresponding television broadcaster—participant of the network in accordance with the contract concluded with Closed Joint Stock Company Television Station Group (network contract).

1.1.12. Network block of programming of the Domashny Electronic Media (hereinafter Domashny Electronic Media) — integrated audiovisual productions (intellectual property), created on a daily basis by Closed Joint Stock Company New Channel — in the format of a television programme for use by television broadcasters — participants of the network of audiovisual programmes included in the Domashny Electronic Media (Electronic Media Certificate No. FS77-23799 on the registration of mass media dated 20 March 2006 (article 1330 of the RF Civil Code) throughout the Russian Federation.

If disseminated on the territory of a corresponding region — the network block of programming of the Domashny Electronic Media is used in accordance with the capacity described above by a corresponding television broadcaster-participant of the network in accordance with the contract concluded with Closed Joint Stock Company New Channel (network contract).

1.1.13. Network block of programming of DARYAL TV Electronic Media — integrated audiovisual productions (intellectual property), created on a daily basis by Closed Joint Stock Company DARYAL TV in the format of a television programme for use as a terrestrial broadcaster (article 1330 of the RF Civil Code) and cable broadcaster (article 1330 of the RF Civil Code) throughout the Russian Federation.

If disseminated on the territory of a corresponding region — the network block of programming of DARYAL TV Electronic Media is used in accordance with the capacity described above by a corresponding television broadcaster-participant of the network in accordance with the contract concluded with Closed Joint Stock Company DARYAL TV (network contract).

1.1.14. Network blocks of programming — network block of programming of the First Entertainment CTC Electronic Media, network block of programming of the Domashny Electronic Media and the network block of programming of the Daryal TV Electronic Media jointly.

1.1.15. Regional broadcasting slots — time periods stipulated in a corresponding block of programming during which the audiovisual productions of a corresponding network block of programming may be replaced by any other productions at the discretion of the Television Companies.

1.1.16. Programme schedule of the network blocks of programming and regional broadcasting slots — schedule of the screening of audiovisual announcements and materials (broadcasts, programmes, TV production films and cinema films, features, blocks of advertisements, etc.) in network blocks of programming and regional broadcasting slots.

1.1.17. Advertising — information disseminated in any way, in any form and using any media addressed to the public at large and aimed at attracting attention to the advertised product, the formation or maintenance of interest therein and its promotion on the market.

Within the framework of this Contract any mention of the word “advertising” applies both to the concept of federal and regional advertising.

1.1.18. Federal advertising — advertising (including sponsorship advertising) placed in a corresponding network block of programming and disseminated throughout the broadcasting territory of a corresponding network block of programming in the Russian Federation.

1.1.19. Regional advertising — advertising placed in a corresponding network block of programming or regional broadcasting slot at specially determined time intervals and to be disseminated solely within specific broadcasting regions and cities of the Russian Federation, namely:

1.1.19.1. in the network block of programming of the First Entertainment CTC Electronic Media and in the regional broadcasting slots stipulated therein — within the limits of the following regions and cities: Barnaul, Vladivostok, Volgograd, Voronezh, Ekaterinburg, Irkutsk, Kazan, Moscow, Nizhny Novgorod, Novosibirsk, Omsk, Perm, Rostov-on-Don, Samara, St Petersburg, Saratov, Stavropol, Tver, Ufa, Ulyanovsk and Ust-Ilimsk ;

1.1.19.2. in the network block of programming of the Domashny Electronic Media and in the regional broadcasting slots stipulated therein — within the limits of the following regions and cities: Barnaul, Vladivostok, Voronezh, Irkutsk, Kazan, Moscow, Perm, Rostov-on-Don, Samara and St Petersburg;

1.1.19.3. in the network block of programming of the Daryal-TV Electronic Media — within the limits of the following regions, cities: Voronezh, Izhevsk, Ufa, Khabarovsk, St Petersburg, Belgorod, Vladimir, Kostroma, Lipetsk, Ulan-Ude, Moscow, Ekaterinburg and Omsk.

1.1.20. Television Companies — for-profit organisations, which are part of the CTC Media Group, concluded a contract with the Agency on concluding transactions on the provision of services relating to the placement of Federal Advertising and Regional Advertising, which broadcast on television the following electronic media: First Entertainment CTC, Domashny, TV DARYAL, CTC-Barnaul, CTC-Urals, CTC-Irkutsk, Mir Television Station, Vecher, Domashny Irkutsk.

1.1.21. Political advertising — information on political parties, politicians, socio-political movements and associations, their political initiatives, ideas, undertakings, etc., including information on their leaders and members designated for the public at large, created using advertising media and techniques, including pre-election campaigns and campaigns on referendum issues conducted when elections to the state authorities and/or executive authorities at any level are scheduled or held or when a referendum is scheduled or held, and also public opinion polls and notification of the electorate when the election campaign or campaign on referendum issues is scheduled or held.

1.1.22. Clients - advertisers (including sponsors), other third parties representing the interests of advertisers (or sponsors) on the basis of corresponding contracts, ordering advertising placement services from the Agency/Television Company.

1.1.23. Advertising Placement Services — placement of federal advertising (including sponsorship advertising) and regional advertising (including sponsorship advertising) in a corresponding network block of programming or regional broadcasting slot.

In the context of this Contract, the concept of advertising placement services does not include the placement of social or political advertising.

1.1.24. Product brand — designation assigned by the client/advertiser to the advertised product (product, service, legal entity, including, but not limited to the trademark or company name, etc.), making it possible to unambiguously identify the advertised product and advertisements.

1.1.25. Spot - broadcasting event, which is the first screening of the advertisement.

1.1.26. Reporting period — one calendar quarter.

1.1.27. Actual gross incomes from the provision of advertising placement services in the Reporting Period (Actual Gross Incomes) consist of incomes (revenues) of Television Companies accrued from the sale of advertising placement services actually provided in the Reporting Period (in respect of which money has already been received against their payment, and also that is due (accounts receivable), namely:

• the incomes of Television Companies from the sale of federal advertising and regional advertising to be disseminated within the limits of Moscow, in respect of transactions concluded with clients both by the Agency on behalf of the Television Companies, and also directly by the Television Companies, net of value-added tax;

• the incomes of Television Companies from the sale of regional advertising with the limits of other regions and cities of the Russian Federation other than those specified in the previous paragraph in respect of transactions concluded with clients by the Agency on behalf of the Television Companies, net of value-added tax;

Actual Gross Incomes shall not include the incomes of Television Companies from the following lines of business:

• the sale of services related to the placement of federal and regional social advertising;

• the sale of services related to the placement of federal and regional sponsorship advertising in the form of titles in television programmes and serials;

• the sale of services related to the placement by Television Companies of the regional advertising of other mass media, the regional advertising of organizations performing entertainment and cultural events, the regional advertising of entertainment and cultural events (including variety shows, concerts), with the simultaneous placement by other mass media of the advertising of the Television Companies and/or the advertising of the Internet resources of Television Companies in said mass media and/or by these organizations - the advertising of Television Companies during corresponding events (hereinafter “cross-promotional regional advertising deals”), broadcast on Television Companies within a limit of no more than exceed 7% (Seven percent) of the total time allocated for the placement of regional advertising;

• the sale of services related to the placement by Television Companies of the regional advertising of other mass media, with the simultaneous placement of advertising on the Television Companies in said mass media (hereinafter “cross-promotional federal advertising deals”). At the same time the Television Companies broadcast cross-promotional federal advertising based on the residual principle, with due account of the priority of federal advertising.

2. Subject

2.1. This Contract regulates the underlying principles for the interaction of the Parties, their rights, obligations and liability arising during the execution of this Contract.

2.2. This Contract is a mixed contract, as understood under article 421 of the RF Civil Code. The parties highlight in this Contract the components of the sublicensing agreement (pursuant to the terms of point 2.2.1. of the Contract), contracting agreement and services contract (pursuant to the terms and conditions of point 2.2.2. of the Contract).

Moreover, in highlighting such components in this Contract, the Parties hereby take note that their mutual relations related to the exercise of rights and obligations, in connection with the implementation of each of the mentioned components, are joined by mutual interests indicated in the preamble to this Contract and hereby understand that the exercise of rights and obligations within the scope of one of the components is related to the exercise of rights and obligations within the framework of the other components, in other words this Contract, including the components of different civil law contracts, represents a single set of obligations that are indivisible from one another.

The names of the Parties shall not influence the essence of their mutual relations and are indicated solely for convenience.

2.2.1. In accordance with this Contract, the Company, as the legal owner (licensee) of simple (non-exclusive) licences to use computer programs (sub-clauses 1.1.2.—1.1.4. of this Contract), shall provide the Agency with the right of use (single (non-exclusive)  sub-licence) in the period from 1 January 2011 and for the whole term of this Contract (hereinafter in the text — Licensing Term) in the territory of Russian Federation (hereinafter in the text — Sub-Licence) on the terms presented in clause 3.1.1. of this Contract, of the software package, including the following software products:

• Automated Placement System;

• Automated Document Management System;

• Media Calculator.

The Licensing Term specified in this sub-clause has been determined with due account of the provisions of the second paragraph of clause 3.1.4. of this Contract.

2.2.2. In accordance with this Contract the Agency instructs, while the Company accepts the obligations in the period from 1 January 2011 until 31 December 2015 inclusive (hereinafter in the text — Term for the performance/provision of work/services) to perform/provide for the Agency the set of work/services named in sub-clause 3.2.1.- 3.2.11. of this Contract, and in accordance with the terms and conditions presented in this Contract.

The Term for performing/providing work/services specified in this sub-clause of the Contract shall be determined with due account of the provisions of the second paragraph of clause 3.1.4. of this Contract.

To perform the obligations that they assumed in connection with the performance/provision of work/services, the Company shall be entitled to engage third parties, while remaining liable before the Agency for the actions/inaction of such third parties.

2.3. For its part the Agency undertakes to pay the Company a fee for providing the Sub-Licence (clause 2.2.1 of this Contract), and also pay for the set of work/services specified in clause 2.2.2 of this Contract in the amount and pursuant to the procedure established by this Contract.

2.4. The execution by the Agency of its monetary obligations pursuant to the terms of sub-clauses 2.3., 4.1., 4.2., 4.3., 4.5., 5.2., 5.6., 8.2.2. of this Contract shall be secured by a guarantee of  ZAO CTC Network, including the joint and several liability of the latter. A surety agreement shall be concluded with said guarantor.

3. Obligations of the Parties

3.1. The rights and obligations of the Parties in connection with the Company’s provision to the Agency of a Sub-Licence to software products included in the software package:

3.1.1. As specified in clause 2.2.1. of this Contract, the Company shall grant the Agency:

3.1.1.1. The right to use the Automated Placement System (simple (non-exclusive) sub-licence) in the period since 1 January 2011 and for the whole term of this Contract in the Russian Federation. At the same time the Parties established that the Agency may exercise the right that has been granted to use the Automated Placement System, the (simple (non-exclusive) sub-licence) within the following limits (in the following ways):

a) to reproduce the Automated Placement System:

The Agency shall have the right to make copies of the Automated Placement System through copies on computers (work stations, terminals, laptop computers, other digital electronic devices) owned by the Agency. At the same time, the number of such copies on computers in aggregate should not exceed 500 (Five hundred).

The Agency shall have the right to use the established copies of the Automated Placement System in accordance with its designated purpose;

b) to provide access to third parties related to the Agency through contractual relations to the reproduced Automated Placement System on a network basis: through the global Internet system, through modem access, a dedicated telecommunications channel, etc.

3.1.1.2. The right to use the Automated Document Management System (simple (non-exclusive) sub-licence) in the period from 1 January 2011 and for the whole term of this Contract throughout the Russian Federation.  At the same time the Parties established that the Agency may exercise the right that it has been granted to use the Automated Document Management System (simple (non-exclusive) sub-licence) within the following limits (in the following ways):

a) to reproduce the Automated Document Management System:

The Agency shall have the right to manufacture copies of the Document Management Automated System through copies on computers (work stations, terminals, laptops, computers, other digital electronic devices) owned by the Agency. At the same time the number of such copies on computers in aggregate should not exceed 500 (Five hundred).

The Agency shall have the right to use the established copies of the Automated Document Management System in accordance with its designated purpose;

b) to provide access to third parties related to the Agency through contractual relations, to the reproduced Document Management Automated System on a network basis: through the global Internet system, through modem access, a dedicated telecommunications channel, etc.

3.1.1.3. The right to use the Media Calculator (simple (non-exclusive) sub-licence) in the period from 1 January 2011 and for the whole term of this Contract throughout the Russian Federation.  At the same time the Parties established that the Agency may exercise the right that it has been granted to use the Media Calculator (simple (non-exclusive) sub-licence) within the following limits (in the following ways):

a) to reproduce the Media Calculator:

The Agency shall have the right to manufacture copies of the Media Calculator through copies on computers (work stations, terminals, laptops, computers, other digital electronic devices) owned by the Agency. At the same time the number of such copies on computers in aggregate should not exceed 500 (Five hundred).

The Agency shall have the right to use the established copies of the Media Calculator in accordance with its designated purpose;

b) to provide access to third parties related to the reproduced Media Calculator using any means available to the Agency;

c) to make the Media Calculator generally available through its placement on the Agency’s web site.

3.1.2. The Company hereby warrants to the Agency that it possesses all the requisite authorities and rights to provide the Agency with Sub-Licences, which make it possible to use the software products in the ways stipulated by clause 3.1.1. of this Contract. The Company hereby warrants that the software products do not contain any aspects that violate copyright and/or similar rights of third parties.

3.1.3. The Agency undertakes to use the software products within the limits of the rights and through the methods, which are stipulated in clause 3.1.1. of this Contract.

To rule out violations by the Agency of the obligation specified in the first paragraph of this clause, and also the obligations specified in sub-clauses 3.1.5., 3.1.6. of this Contract, the Company shall be entitled to monitor the use of the software products transferred to the Agency. However, the Agency is not obligated to provide the Company with reports on the use of software products.

3.1.4. When granting Sub-Licences to the Agency, the Parties proceed from the premise that the Company transfers each software product on 1 (One) disc together with information on launching a corresponding software product. The Media Calculator shall be transferred to the Agency not later than November 15, 2010, Automated Placement System and Automated Document Management System not later than December 01, 2010 (inclusive)Software products shall be transferred to the Agency in the above mentioned terms for testing for the goal of subsequently launching the product from 1 January 2011 (from the commencement of the Licensing Term). The Parties shall compile a corresponding act on the actual transfer-acceptance of software products.

If the Company provides any software product later than the term stipulated by this clause of the Contract, and such a delay results in a violation of the Licensing Term and the Term for performing/providing work/services, the Licensing Term and the Term for performing/providing work/services are extended correspondingly by the period of time during which the Licensing Term and the Term for performing/providing work/services agreed in this Contract were violated initially, unless the provisions of section 8 of this Contract on termination are exercised. An extension of the Licensing Term and the Term for performing/providing work/services shall be formalised through the signing of a Supplementary Agreement to this Contract.

3.1.5. The Agency shall have the right to use user documentation to software products (including to create copies), provided that such documentation (copies) may be used by the users of a corresponding software product and may be granted within the scope of the Agency’s exercise of the right to provide access to a corresponding software product to third parties bound with the Agency in contractual relations. At the same time, the documentation (including copies) shall only be used within the limits specified in this clause.

3.1.6. The Agency undertakes to notify the Company promptly on all instances where the software products malfunction, not to modify the software products in general or any components and not to use data obtained during work with the software products, for the purposes of independently developing, adapting or disseminating software, which could execute these or analogous functions to the software products named in this Contract.

The Agency also undertakes not to communicate to third parties (with the exception of corresponding software product users) data on the functions and operating principles of software products and other data, which may or could be used by third parties for the purpose of independently developing, adapting or disseminating software, which could execute these or analogous functions to the software products named in this Contract throughout the term of this Contract and also for 3 (Three) years after the expiry of the term.

3.2. Rights and obligations of the Parties in connection with the performance/provision by the Company of a set of work/services for the Agency:

In accordance with clause 2.2.2. of this Contract, the Company shall, further to an order of the Agency, in the period from 1 January 2011 until 31 December 2015 inclusive, perform/provide the following set of work/services:

3.2.1. For the purposes of the normal functioning of software products, the Company shall, with the involvement of third parties (including specialised organisations), provide technical support for such software products. Within the scope of the performance of such activity, from 10:00 to 19:00 (Moscow time) the following actions shall be performed on business days:

a) Consulting by telephone (495) 737-87-79 on the issues of using software products. The term for providing advice shall depend on the complexity of the specific issue.

b) Backup copies, storage and restoration of these software products. Backup copying shall be performed on a daily basis. Data shall be stored for one business day, business week, calendar month or calendar year. The storage term of backup copies has been set as follows: during one calendar day — two weeks, during one calendar week — four weeks, during one calendar month — one calendar year, but in any case the storage of back-up copies may not exceed the term of the Contract. The storage term for backup copies is calculated from the date when a backup copy was made. The Company shall present to the Agency backup copy data for the past quarter on a quarterly basis and pursuant to Agency requests forwarded to the Company by electronic mail, no later than 5 (Five) business days following the past quarter, pursuant to the list specified in the corresponding request of the Agency. Such data shall be provided in Excel spreadsheet format or downloaded on paper in the same format. In addition, where necessary the backup data retained for the term preceding the expiry of the term of the Contract may be granted by the Company to the Agency in the formats designated above (Excel spreadsheet files or downloads on a paper from the same format). Such data shall be provided within 5 (Five) business days since the expiry of the term of the Contract further to the request of the Agency forwarded to the Company, using e-mail containing the list of the requisite data. These software products shall be restored within 1 (One) week of the Agency’s receipt of a corresponding request.

c) Presentations for the users of software products on issues of working with software products, but no more often than 1 (Once) a month, further to a request from the Agency (the request is forwarded to the Company’s address by e-mail).

d) Analysis of problems and proposal of alternative solutions to these problems. Information on any problems that arise shall be granted by the Agency to the Company in any convenient means (in particular by telephone and/or through e-mail). The deadlines for analysis of problems and alternative solutions shall depend on the complexity of the issue and shall be agreed by the Parties separately.

e) Technical configurations of software products related to their practical application further to an Agency request (the request is addressed to the Company by e-mail). The deadlines shall depend on the complexity of the set task and shall be agreed by the Parties separately.

f) Testing of the prepared solutions pursuant to sub-clauses d, e, g, of this clause of the Contract.

g) Development of procedures for integrating software products with external systems (technical solution on the transfer of information from a corresponding software product to other Agency programmes and vice-versa) and the performance of such integration. These actions shall by performed on the basis of the Agency’s requests by the deadlines agreed by the Parties.

h) Load testing 1-2 times a month (inputting of a volume of test information into the software product and verification of the operability of the software product by imitating the user’s activities).

The Parties hereby agree that throughout the term of this Contract they may, where necessary agree on another time for the performance of the actions presented in sub-clause a) of this clause of the Contract, provided that the Agency files such a request with the Company no less than two business days in advance.

At the same time, to eliminate patent malfunctions of the software products and enable the Company to provide the most effective and operational technical support for such software products:

3.2.1.1. The Agency should abide by the requirements of the Company in respect of the use of software products, presented both in the instructions provided by the Company relating to use of corresponding software products and also communicated by the Company to the Agency in writing. The Agency’s non-compliance with these requirements shall exempt the Company from liability for possible problems related to the integrity of data identified when using the software products.

3.2.1.2. The Agency shall provide the Company promptly, further to a request, with all the available information specified by the Company and required to perform appropriately software product technical support functions.

3.2.2. The Company shall calculate forecast ratings of blocks of advertisements (federal and regional advertising) and adjust them based on analysis of the actual ratings of network blocks of programming and regional broadcasting slots.

To enable the Company to perform activities designated in this clause of the Contract, the Parties shall agree on standard target groups for network blocks of programming in Appendix No. 1 to this Contract.

The Company shall make the forecasts no less than 1 (One) month and no more than 14 (Fourteen) months in advance, depending on the programme schedule of the network blocks of programming and regional broadcasting slots and other data provided by the Agency, and adjust the ratings based on analysis of actual ratings based on the results of the distribution of the network blocks of programming and regional broadcasting slots (measured on the basis of the data of an independent research company). Actual analysis shall be performed no later than 4 (Four) days after the distribution of the network blocks of programming and regional broadcasting slots. The Company shall provide the data obtained from the forecasting, adjustments and actual analysis to the Agency by incorporating them in the Automated Placement System pursuant the procedure established by clause 3.2.3.1. of this Contract.

The methodology for providing services involving forecasting and adjustments to forecast ratings based on analysis of actual ratings of the network blocks of programming and regional broadcasting slots shall be agreed by the Parties in Appendix No. 1 to this Contract.

To enable the Company to provide the aforementioned services, the Agency shall provide the requisite data, while the Parties shall agree on the specific data and procedure for providing them in Appendix No. 1 to this Contract.

Further to a special request from the Agency forwarded to the Company by e-mail, the Company shall calculate forecast ratings of specific programmes of the network blocks of programming and adjust them based on analysis of the actual ratings of the network blocks of programming. The Company shall e-mail these data to the Agency within 2 (Two) business days from the moment when the request was received from the Agency.

3.2.3. The Company shall provide technical services on loading the Automated Placement System, namely:

3.2.3.1. Shall transfer (introduce and support in real time) data on forecast and actual ratings of advertising blocks of advertisements to be determined pursuant to clause 3.2.2. of this Contract. Data shall be entered on the forecast ratings within 5 (Five) business days of the actual forecasting for a corresponding period, while forecast ratings shall be adjusted on the basis of actual analysis/data on the actual ratings, shall be entered daily on a constant basis.

3.2.3.2. Based on the information provided by the Agency in any convenient manner, it shall enter in the Automated Placement System data on a transaction on advertising placement services concluded by the Agency with a client.

Based on information provided by the Agency (in connection with the Agency’s conclusion of the transaction with a client on advertising placement services), it shall enter the transaction parameters in the Automated Placement System.

The Company shall enter the information designated above in current mode settings, but in any case no later than 2 (Two) business days since the receipt of corresponding data from the Agency, unless other terms are specified by the Parties.

3.2.3.3. Based on the data provided by the Agency on the terms/parameters for performing client advertising campaigns agreed by the Agency with such clients, when they conclude transactions on advertising placement services and during the execution of such transactions, the Company shall perform the following actions (by entering corresponding information in the Automated Placement System):

a) if the advertisement is received pursuant to the methods and procedure presented in paragraph 3 of clause 3.2.6 of this Contract, enter into the Automated Placement System information on such advertisement to be placed in the network blocks of programming and regional broadcasting slots (create a card for the advertisement); with due account of the information entered in the above manner on the advertisement (on the basis of the created card for the advertisement) enter in the Automated Placement System (in a corresponding part of the programme schedule of a corresponding block of the network programming, regional broadcasting slot (the data of which are entered promptly and are maintained in real time by the Agency) the names of client advertisements (or their ID), in accordance with the information provided by the Agency (agreed by it with clients) on the venue for placing the advertising (blocks of advertisements in television programmes, in the intervals between programmes, etc.), the timing of its placement or in accordance with consolidated items set by the Agency (also further to agreement with the clients (so-called placement of ad spots);

b) check, adjust and clarify data previously entered pursuant to sub-clause a) (pursuant to the new information received from the Agency) and transfer the final information;

c) specify the timing and version of the advertisement, the name of the product brand to be advertised;

d) further to special Agency instructions delete the names of corresponding client advertisements (so-called removal of ad spots);

e) classify the advertising materials in accordance with the Agency classification provided to the Company in writing no later than 1 December 2010;

f) enter information on use in advertisements of the works of Russian and foreign authors according to the form established by the Agency;

g) according to special Agency instructions substitute the version of the client’s advertisement by replacing the name of the advertisement with the version of another advertisement through the entry of the name of the other advertisement (so-called ad spot substitution).

The Company shall perform the actions indicated in sub-clause (a)—(g) of this clause no later than 2 (Two) business days since it received corresponding data from the Agency, unless other terms are specified by the Parties, but in any case with the intent that the Agency, based on the information entered by the Company, can load from the Automated Placement System an electronic application to place the advertising for a corresponding air time no later than 14:00 at least 3 (Three) business days prior to a corresponding air time. At the same time the Agency should provide the data serving as the basis for the Company to enter information indicated in this clause of the Contract, promptly and within reasonable deadlines, enabling the Company to perform appropriately the activities indicated in this clause of the Contract.

Governed by the information entered in accordance with sub-clauses (a)-(g) in the Automated Placement System, the Company shall notify the Agency promptly in real time, using the Automated Placement System on the volume of occupied air time allocated for advertising — both federal and regional advertising - in the programme schedule of blocks of the network programmes and regional broadcasting slots, and also on the occurrence of situations related to the unequal distribution of federal and regional advertising in the blocks of advertisements of the network blocks of programming and regional broadcasting slots.

3.2.3.4. Based on the data received from the Agency, constantly fill in the catalogue containing information on the names: clients, advertisers, financial brands, products (product brands) and advertisements.

3.2.4. Based on this Contract, the Company shall:

3.2.4.1. Perform annually a survey “Television through the Eyes of Television Viewers”, containing analysis of the dynamics of television needs and preferences of Russians.

This research shall result in a report on hard and soft copies (CD/DVD), which shall be transmitted to the Agency in the first quarter of the year following the reporting year no later than 31 March of the year following the reporting year.

3.2.4.2. Perform annually a survey “Television in the Reporting Season’, containing information on the main audience television figures as a whole and for individual television channels for the past year, on the dynamics of the key media indicators (daily average television viewing time, total size of the television audience, ratings and shares of television channels) over several years, and the chronology of the main broadcasting events of the year, the size and profile of the audiences of television channels, top lists and analysis of broadcasting content on terrestrial TV in the reporting year.

This research shall result in a report on hard and soft copies (CD/DVD), which shall be transmitted to the Agency in the first quarter of the year following the reporting year no later than 31 March of the year following the reporting year.

3.2.4.3. Perform annually a seasonal survey “Television in the Reporting Season”, containing information on the main audience television figures as a whole and for individual television channels for the past TV season, on the dynamics of the key media indicators (daily average television viewing time, total size of the television audience, ratings and shares of television channels) over several TV seasons, and also the chronology of the main broadcasting events of season, the size and profile of the audiences of television channels, top lists and analysis of broadcasting content on terrestrial TV in the reporting season.

This research shall result in:

a report on hard and soft copies (CD/DVD), which shall be transmitted to the Agency in the third quarter of the current year no later than 30 September of this year.

3.2.4.4. Perform market research “The Russian Advertising Market”, containing data on the advertising market as a whole,  separate segments and also on regional markets for a specific period.

This research shall result in:

• 1 (One) annual report on hard and soft copies (CD/DVD), containing data for the reporting period on the advertising market as a whole, which shall be transmitted to the Agency in the first quarter of the year following the reporting year no later than 31 March of the year following the reporting year;

• 2 (Two) semi-annual reports on hard and soft copies CD/DVD), containing summarized information on the monthly breakdown of advertising budgets in general for each of the following cities: Moscow and St. Petersburg, and detailed information in respect of these cities in terms of the volume of the sold inventory in minutes and ratings (determined on the basis of data documented by an independent monitoring company) broken down by television channels and by month, which shall be transmitted to the Agency based on the results of the first half year — by 31 August of this year, and based on the results of the second half year — by 28 February of the year following the reporting year;

• 1 (One) annual report on hard and soft copies (CD/DVD), containing data on the annual report in respect of the amount of the advertising budgets for each of the following cities: Volgograd, Ekaterinburg, Kazan, Nizhny Novgorod, Novosibirsk, Omsk, Rostov-on-Don, Samara, Ufa, and also detailed information in respect of these cities in terms of the sold inventory in minutes and ratings (determined on the basis of data documented by an independent monitoring company), including a breakdown for said cities and television channels, which shall be transmitted to the Agency in the first quarter of the year following the reporting year no later than 31 March of the year following the reporting year.

3.2.4.5. Perform twice a year market research “Advertising Potential of the Russian Television Advertising Market”, containing information on the potential of the Russian advertising market as whole and the television advertising market in particular, based on the largest categories of products and services.

This research shall result in:

• 1 (One) semi-annual report on hard and soft copies (CD/DVD), containing data for the first half of this year, which shall be transmitted to the Agency in the fourth quarter of this year no later than 31 October of this year;

• 1 (One) annual report on hard and soft copies CD/DVD), containing data for the reporting year, which shall be transmitted to the Agency in the second quarter of the year following the reporting year no later than 31 May of the year following the reporting year.

3.2.4.6. Perform on a monthly basis research “Television in Figures (Figures of Television Viewing and Advertising Statistics)”, containing the main audience and advertising indicators of television channels with a monthly breakdown, adding the last month in a cumulative total, on the national market, and also for 10 cities: Moscow, St Petersburg, Ekaterinburg, Novosibirsk, Nizhny Novgorod, Rostov, Samara, Kazan, Perm and Voronezh.

This research shall result in 11 reports on hard and soft copies (CD/DVD), which shall be transmitted to the Agency by the thirtieth of the month following the reporting month.

3.2.4.7. Perform research on a monthly basis “Analysis of Programming and Television Viewing” (weekly breakdown) containing information on the programming and TV viewing specifics of the main television channels over the past month, including a weekly breakdown.

This research shall result in a report on hard and soft copies (CD/DVD), which shall be transmitted to the Agency by the twentieth of the month following the reporting month.

3.2.4.8. Perform daily analysis of the Russian audience in respect of a corresponding network block of programming:

•  Identification of target groups for:

•                  advertising events (blocks of advertisements);

•                  broadcasting events (television programmes).

•  Television audience preferences in respect of a corresponding network block of programming.

The results of the performed analyses shall be documented in respect of each network block of programming and television channel on hard and soft copies (CD/DVD) in the form of a weekly report and shall be submitted to the Agency by Friday of the week following the reporting week.

3.2.4.9. Perform research on a monthly basis “Analysis of Television Viewing and its Influence on the Inventory of the Television Channel”, containing information on the figures forming the inventory of the television channel (percentage share, PUT, shrinkage ratio, advertising volumes, including conversion into ad spots lasting 30 seconds, sold GRP (determined on the basis of the data recorded by an independent monitoring company), for 8 television channels (Channel One, Russian Television, NTV, the network block of programming of the First Entertainment CTC Electronic Media, TNT, the Ren-TV Television Channel, the network block of programming of the Domashny Electronic Media, the network block of programming of the Daryal-TV Electronic Media), including a breakdown by time slots, broken down by each week of the reporting month and dynamics on previous periods. The research shall be performed in respect of the following audiences: “4+”, “18+”, “6-54”, “25-54”, “women 25-60”, for the national market and for 17 cities (Moscow, St Petersburg, Barnaul, Vladivostok, Voronezh, Volgograd, Ekaterinburg, Kazan, Irkutsk, Nizhny Novgorod, Novosibirsk, Omsk, Perm, Rostov-on-Don, Samara, Saratov and Ufa).

This research shall result in 18 reports on hard and soft copies (CD/DVD), which shall be transmitted to the Agency by the thirtieth of the month following the reporting month.

3.2.4.10. The Parties may throughout the term of the Contract amend the list of services to be provided/work to be performed based on this Contract, including the performance of media analysis data and surveys and the preparation of reports, including a corresponding change in the cost of the range of work/services, through the conclusion of supplementary agreements, which shall constitute an integral part of this Contract.

If the Agency uses the information received from the Company (based on clauses 3.2.4.1. -3.2.4.9. of this Contract) in the publications of newspapers, magazines, brochures, collections and any other print media, and also electronic media, the Agency undertakes to use it, including a mandatory reference to the legal entity specified by the Company.

3.2.5. To enable the Agency to issue confirmations to its clients on the release of advertising, the Company shall, at the end of a corresponding month, provide the Agency with data on all the advertising campaigns for federal and regional advertising placed in blocks of the network programmes and regional broadcasting slots, with due account of the data of an independent monitoring company.

These data shall be provided electronically on a corresponding medium no later than the 10th (Tenth) day of the following month.

3.2.6. The Company shall analyse the advertisements to be placed in the network blocks of programming and regional broadcasting slots under transactions on the provision of advertising placement services concluded by the Agency with clients, in respect of the compliance of the content of the advertisements with effective legislation of the Russian Federation, and also the specifications of the Television Companies, in respect of which the Agency shall notify the Company.

The Agency shall provide the Company with advertisements and the documents required for their assessment well in advance, no later than 8 (Eight) business days before the release of the advertisement in a corresponding network block of programming, regional broadcasting slots. Further to special Agency instructions agreed in the contract on the provision of advertising placement services concluded by the Agency with the client, advertisements and corresponding documents may be submitted to the Company directly by the client, subject to compliance with the aforementioned deadlines. Advertisements and documents may be provided to the Company both on tangible media and also using electronic telecommunications (in particular e-mail) and also (if the designated materials come from the Agency) — through the Automated Placement System. If the documents required to assess appropriately an advertisement are missing, the Company shall duly notify the Agency thereof, requesting the missing documents.

If the advertisement is received directly from a client or the advertisement is received from the Agency on tangible media or using electronic forms of telecommunications, the Company shall, after taking the steps to create an advertisement card (sub-clause “a” of clause 3.2.3.4. of this Contract) enter the audio video sequence of the advertisement in the Automated Placement System by the previously created advertisement card, in order to expedite the exchange of information with the Agency in respect of analysis of advertisements.

The Company should, within 2 (Two) business days of the receipt of an advertisement, but no later than 6 (Six) business days prior to the first screening of the advertisement (subject to the existence of all the required materials indicated in paragraph 2 of this clause of the Contract), review the advertisement and submit a report to the Agency by the same deadline on the compliance or non-compliance of the advertisement with effective legislation of the Russian Federation and/or specifications of the Television Companies. If the advertisement does not comply with effective legislation of the Russian Federation and/or the specifications of the Television Companies, the Company’s response should contain a reference to the identified violations and violated provisions of legislation. The Company shall provide an answer to the Agency through the Automated Placement System.

3.2.7. The Company shall provide the Agency with courier services (including the involvement of third parties) on the supply of materials on cassettes (received by the Company directly from the Agency’s clients) to the addresses indicated by the Agency no later than 4 (Four) business days before the placement date of a corresponding advertisement or other term additionally agreed by the Parties. At the same time the Parties have determined that advertisements on cassettes shall be delivered together with accompanying documentation pursuant to the form established by the Agency and communicated to the Company in writing. The Parties have also agreed that the Company may submit the advertisements to the Agency in other ways than those specified in this clause of the Contract, including by means of the FTP protocol intended for the transfer of files in computer networks. The Company shall also provide the Agency with courier services on the supply of documents prepared in accordance with clause 3.2.9 of this Contract to the addresses specified by the Agency by the dates to be established by the Agency.

3.2.8. Further to special Agency instructions discharged in a corresponding request, the Company shall perform claims and litigation work under contracts with clients, which did not execute a transaction (did not pay for the advertising placement services by the prescribed deadline) that they concluded with the Agency, including the provision of methodological assistance in this work to the Agency. For these purposes the Company shall:

a) draft the forms of claims and lawsuits;

b) based on the data received from the Agency on the transactions that were not executed by clients, other required information and documents, compile claims and suits (The Agency shall provide data as and where necessary).

3.2.9. The Company shall on the basis of this Contract assist the Agency with document management work with clients. For these purposes the Company shall:

a) draft the forms of documents with clients (contracts on the provision of advertising placement services, letters of guarantee, supplementary agreements, placement schedules, acts on the provided services and mutual settlements, invoices within the scope of such contracts on the provision of advertising placement services) and also where necessary adapt them to the Agency’s requirements;

b) based on the forms of the documents approved by the Agency and the information provided by the Agency and using the Automated Document Management System, draft corresponding documents with specific clients of the Agency, in particular: contracts on the provision of advertising placement services, letters of guarantee, supplementary agreements, placement schedules, acts on the provided services and mutual settlements, invoices, VAT invoices within the framework of such contracts on the provision of advertising placement services and delivery by courier of the documents specified in this clause of the Contract to the addresses communicated by the Agency.

3.2.10. To enable the Agency to receive accurate information on the distribution of television programmes, blocks of advertisements and advertisements in the network blocks of programming and regional broadcasting slots for subsequent reporting before clients on the actual provision of advertising placement services, the Company shall compare the planned data of the programme schedule of the network blocks of programming, regional broadcasting slots (time of the screening of the television programmes, blocks of advertisements, advertisements) entered by the Agency in the Automated Placement System, with the actual figures on the criteria indicated above, based on the data of an independent monitoring company.

The Company shall perform these activities on a daily basis during each month, entering corresponding information in the Automated Placement System, including through adjustments to the data of programme schedules of network blocks of programming and regional broadcasting slots (time of the screening of programmes, blocks of advertisements and other data) previously entered by the Agency, in accordance with the actual dissemination of the network blocks of programming.

3.2.11. For the reporting purposes of the Agency before clients on the actual provision of advertising placement services, it shall analyse previous advertising campaigns of the Agency, comparing the projected data of the advertising campaign (based on information provided by the Agency) with the actual data (sub-clause 3.2.2., 3.2.10. of this Contract).

The Company shall perform these activities on a monthly basis, entering corresponding data in the Automated Placement System with the intent that the final data for the reporting month are prepared no later than the 5th (Fifth) of the month following the reporting month.

4. Financial provisions and reporting documentation

4.1.  The cost of this Contract amounts to 12% (Twelve percent) of the Actual Gross Incomes (net of VAT) for the period from 1 January 2011 to 31 December 2015 inclusive.  Including:

4.1.1. The Company’s fee for the provision of Sub-Licences to the Agency (clauses 2.2.1, 3.1.1 of this Contract) for the entire software package for the period from 1 January 2011 and for the entire term of the Contract amounts to RUB 600,000,000.00 (Six hundred million roubles), value-added tax is not levied in accordance with sub-clause 26, clause 2, article 149 of the Tax Code of the Russian Federation, of which.

4.1.1.1. Fee for the provision of a Sub-Licence for the Automated Placement System — RUB 300,000,000.00 (Three hundred million roubles) for the period from January 1 2011 and for the entire term of the Contract;

4.1.1.2. Fee for the provision of a Sub-Licence for the Automated Document Management System — RUB 150.000,000.00 (One hundred fifty million roubles) for the period from 1 January 2011 and for the entire term of the Contract;

4.1.1.3. Fee for the provision of a Sub-Licence for the Media Calculator— RUB 150.000,000.00  (One hundred fifty million roubles) for the period from 1 January 2011 and for the entire term of the Contract.

4.1.2. The cost of the set of work/services to be performed/provided by the Company (clause 2.2.2, clauses 3.2.1-3.2.11. of this Contract) in the period from 1 January 2011 until 31 December 2015 inclusive shall be calculated on the basis of the following formula:

S = V* 0.12-F1

where

S is the cost of the set of work/services to be performed/provided by the Company (clause 2.2.2., clauses 3.2.1. —3.2.11. of this Contract) net of VAT;

V are the Actual Gross Incomes for the period from 1 January 2011 until 31 December 2015 inclusive;F1 - RUB 600,000,000.00 (Six hundred million roubles).

VAT is accrued on the cost of the set of work/services calculated in this way in accordance with effective legislation of the Russian Federation.

The cost of the set of services/work is established in Russian roubles.

4.2. With due account of the above in clause 4.1 of this Contract, the price of this Contract amounts to 12% (Twelve percent) of the Actual Gross Incomes in a corresponding Reporting Period (net of VAT). At the same time:

4.2.1. The Company’s fee for the provision of Sub-Licences to the Agency (clauses 2.2.1, 3.1.1 of this Contract) for the entire software package in the Reporting Period amounts to RUB 30,000,000.00 (Thirty million roubles), value-added tax is not levied in accordance with sub-clause 26, clause 2, article 149 of the Tax Code of the Russian Federation, of which:

4.2.1.1 Fee for the provision of a Sub-Licence for the Automated Placement System — RUB 15,000,000.00 (Fifteen million roubles);

4.2.1.2. Fee for the provision of a Sub-Licence for the Automated Document Management System - RUB 7,500,000.00 (Seven million five hundred thousand roubles);

4.2.1.3. Fee for the provision of a Sub-Licence for the Media Calculator — RUB 7,500,000.00 (Seven million five hundred thousand roubles).

4.2.2. The price of the set of work/services, performed/provided by the Company (clause 2.2.2, clauses 3.2.1.-3.2.11 of this Contract) shall be calculated in the Reporting Period according to the following formula:

S = V*0.12-F2

where

S is the price of the set of work/services to be performed/provided by the Company (clause 2.2.2., clauses 3.2.1. —3.2.11. of this Contract) net of VAT;

V are the Actual gross incomes in a corresponding Reporting Period;

F2 — RUB 30,000,000.00 (Thirty million roubles).VAT is accrued on the price of the set of work/services calculated in this way in accordance with effective legislation of the Russian Federation.

The price of the set of the services/work is established in Russian roubles.

4.3. The price of the set of work/services in the Reporting Period (clause 4.2.2 of the Contract) shall be determined in monetary terms by the Parties based on the results of the Reporting Period and shall be documented in a corresponding act on the performance of obligations and mutual settlements under the Contract (clause 4.4. of this Contract).

To determine the price of the set of work/services in the Reporting Period (clause 4.2.2 of the Contract), the Agency shall provide the Company with data on the Actual Gross Incomes for a corresponding Reporting Period calculated in Russian roubles.

At the same time, the Parties proceed from the premise that when the Agency determines the Actual Gross Incomes, if they include incomes from the sale of advertising placement services on transactions concluded by the Agency on behalf of the Television Companies in a foreign currency, the latter are booked in Russian roubles at the exchange rate of the Russian rouble to a unit of a corresponding foreign currency, established by the Central Bank of Russia for the last day of the month of the Reporting Period, if such incomes have not been received, and at the exchange rate to be determined in accordance with clause 4.5.1.2. of this Contract, if such incomes have been received.

4.4. The Parties shall draft an act on a quarterly basis no later than the 10th (Tenth) of the month following the Reporting Period on the performance of obligations and mutual settlements under the Contract. The Agency shall sign a corresponding act within 5 (Five) business days since the date of its receipt from the Company or provide a substantiated refusal. If no objections are received from the Agency on the expiry of the aforementioned period, it shall be held that the obligations under the Contract have been duly performed by the Company and accepted by the Agency without objections.

4.5. The Agency shall pay for the set of work/services and fee for the provision of the Sub-Licences for the software package through the transfer of money to the settlement account of the Company on the basis of the Contract. Moreover the Parties have determined the following procedure for settlements:

4.5.1. The Agency shall pay for the set of work/services and fee for the provision of the Sub-Licences for the software package on the basis of the Company’s invoices pursuant to the following procedure:

4.5.1.1.The Agency shall pay the fee for the provision of Sub-Licences for the software package on a monthly basis. For these purposes the Company no later than the seventh of each month shall raise an invoice for the payment of the fee for the provision of the Sub-Licences for the software packages in the amount of RUB 10,000,000.00 (Ten million roubles), value added tax is not levied in accordance with sub-clause 26, clause 2, article 149 of the Tax Code of the Russian Federation,  indicating in the invoice the size of the amount due as payment of the fee for the provision of a Sub-Licence for each software product included in the software package, in accordance with the proportion arising from the terms of sub-clauses 4.1.1., 4.2.1. of this Contract. This invoice shall be payable by the Agency no later than the tenth of this month.

4.5.1.2. The Agency shall pay for the set of services/work on a weekly basis. Moreover:

a) Payment for the set of work/services for the first week of each calendar month of the Reporting Period shall be performed on the basis of the invoice raised by the Company to the Agency for the amount of the payment determined proceeding from the following formula:

P1 = I1*0.12 – F3

Where:

P1 is the Agency’s payment for the first calendar week of each calendar month of the Reporting Period, including VAT;

I1 is the money remitted for the first calendar week of each calendar month of the Reporting Period to the Agency’s bank accounts from its clients for the provision of advertising placement services, summary information on which the Agency shall provide to the Company on the Monday of the week following the end of the previous week;

At the same time, as payment for the range of work/services shall be performed in Russian roubles, the Parties agree, if money is remitted to the Agency from its clients in a foreign currency, to book it in the rouble equivalent of such money remitted in a foreign currency, calculated at the exchange rate of the Russian rouble to a unit of the corresponding foreign currency, established by the Central Bank of Russia on the date of the remittance of the money to the transit foreign currency account of the Agency;

F3 – RUB 10,000,000.00 (Ten million roubles).

b) Payment for the set of work/services for each subsequent calendar week (following the first week) of each calendar month of the Reporting Period shall be performed on the basis of the invoice raised by the Company to the Agency for the amount of the payment determined proceeding from the following formula:

P2 = I2*0.12

where:

P2 is the Agency’s payment for each subsequent calendar week (following the first week) of each calendar month of the Reporting period, including VAT,

I2 is the money remitted for each subsequent calendar week (following the first week) of each calendar month of the Reporting Period to the Agency’s bank accounts from its clients for the provision of advertising placement services, summary information on which the Agency shall provide to the Company on the Monday of the week following the end of the previous calendar week;

At the same time, as payment for the range of work/services shall be performed in Russian roubles, the Parties agree, if money is remitted to the Agency from its clients in a foreign currency, to book it in the rouble equivalent of such money remitted in a foreign currency, calculated at the exchange rate of the Russian rouble to a unit of the corresponding foreign currency, established by the Central Bank of Russia, effective on the date of the remittance of the money to the transit foreign currency account of the Agency;

When determining the size of a corresponding payment pursuant to the procedure set out by sub-clauses a) and b), the Parties shall not consider the money remitted previously as an advance payment for advertising placement services, but returned by the Agency to its clients during a corresponding calendar week, based on the results of which the payment is calculated, pursuant to the terms and conditions of contracts concluded by the Agency with such clients.

The Agency shall pay the invoices raised by the Company in respect of the above payments within 3 (Three) banking days since they were received by the Agency.

At the same time, the Company raises invoices, while the Agency performs on their basis payments in Russian roubles.

4.5.2. At the end of the Reporting Period, the Parties shall document in the act on the performance of obligations (with due account of the default interest formed pursuant to sub-clauses 1.1.27, 4.2.1, 4.2.2. of this Contract) and mutual settlements under the Contract (clause 4.4. of this Contract) the status of their settlements, inter alia, with due account of the money returned to clients in the event of the early termination of the placement (paragraph 15, clause 4.5.1.2. of the Contract).

If at the end of the Reporting Period, as a result of the settlements performed pursuant to the procedure set out by clause 4.5.1. of this Contract, the Agency has run up a debt before the Company in respect of the payment of the set of work/services, the Agency should pay said debt in a one-time-payment against the payment of work/services no later than the 20th of the last month of the quarter following the Reporting Period.

4.6. The Parties hereby agree that the date of the execution of the Agency’s payment obligations under this Contract shall be the day when money is withdrawn from the bank’s correspondent account, where the Agency has opened a settlement account.

4.7. The Company shall raise VAT invoices with the Agency in accordance with effective legislation of the Russian Federation.

4.8.  If the next payment, which should be made by the Agency, occurs on a non-banking day, these obligations shall be executed accordingly by the Agency on the next banking day.

4.9. The cost of the Contract specified in clause 4.1. of the Contract, in the form of a percentage of Actual Gross Incomes shall be deemed to be the base cost. The Parties have agreed that the cost of the Contract may be changed on the annual basis in respect of the following year (years) of the term of the Contract by reducing the designated base rate to the value determined by agreement of the Parties on the beginning of the corresponding calendar year.

At the same time, the Parties have agreed that if the base rate is changed pursuant to the procedure presented above, its value may not be less than 10%

4.10. Special terms:

The Parties hereby established the following special terms, which shall serve as guidance when determining the price of this Contract and performing settlement terms:

The Parties shall establish no later than 20 December of each year of the term of this Contract that there are no uncollectable debts of the Agency’s clients in respect of payment for advertising placement services provided in this year.

The Parties shall classify as the uncollectable debts of the Agency’s clients in respect of payment for advertising placement services the accounts receivable of the Agency’s clients for the provided advertising placement services, where payment is overdue by 180 (One hundred eighty) calendar days and more since the payment date established in a corresponding contract with the client and remains unpaid as at 20 December of a corresponding year.

If the Parties established on the aforementioned date that the Agency’s clients had uncollectable debts on the payment of advertising placement services provided in this year, the Parties shall reduce the Actual Gross Incomes of the first quarter of the year following the reporting year by the amount of such uncollectable debts. If payments are received from the Agency’s clients against the payment of debt on the established uncollectable debts, the amounts of such payments shall be included in Actual Gross Incomes of the next Reporting Period.

If any of the aforementioned uncollectable debts exist at the time of the termination of this Contract, the Parties shall discuss separately mutual settlements, documenting the agreements that were reached in a supplemental agreement to this Contract.

5.     Liability of the Parties and exemptions from liability

5.1. The Parties shall be liable for the non-performance or inappropriate performance of obligations under this Contract in accordance with the terms and conditions of this Contract and effective legislation of the Russian Federation.

5.2. If the Agency is late in paying the fee to the Company for the Provision of the Sub-Licences to the Agency and the set of work/services (clause 4.5 of this Contract), the Company shall be entitled to file a claim, and the Agency, on the receipt of a corresponding claim from the Company, shall pay a penalty in the amount of 0.05% (zero and five one- hundredths of a percent) of the amount to be paid, for each banking day overdue.

5.3. In cases where, as a result of the inappropriate execution by Companies of the obligations stipulated by clause 3.2.6. of the Company, where the Company, when assessing an advertisement, provided the Agency with an opinion on its compliance with the effective legislation of the Russian Federation, but in the end the Federal Antimonopoly Service of Russia held that such advertisement breached effective legislation on advertising, and in respect of the Agency and/or Television Company:

• an Order of the Federal Antimonopoly Service (branch of the Federal Antimonopoly Service) or other competent state authority is issued on the collection of a fine,

• a decision of a court on material liability is issued and has entered into force,

the Company undertakes to provide compensation for the amount of the awarded material liability. Payment shall be made on the basis of a written claim presented by the Agency, including the attachment of duly certified copies of the aforementioned documents.

5.4. The Company shall be liable for violation of the guarantees that it issued to the Agency in respect of the software products specified in clause 3.1.2. of this Contract.

For example, if financial and/or other claims are filed against the Agency by the owners of the exclusive rights to the software products (both as a whole, and also in respect of separate components) and also by other parties, including the state authorities and state executive authorities in connection with the legitimacy of using the software products based on the methods presented in this contract, the Company undertakes to independently settle such claims, meet corresponding claims and where necessary, make the requisite payments at its cost, and should the Agency incur losses (confirmed in supporting documentation), fully compensate for them.

If third parties contest the Agency’s rights under this Contract through the courts or other proceedings to use the software products, the Company undertakes to participate in the aforementioned proceedings on the Agency’s behalf and prove the legitimacy of the Agency’s appropriate use of the software products in accordance with the terms and conditions of this Contract.

If the Company is unable to prove the legitimacy of the Agency’s appropriate use of the software products in accordance with the terms and conditions of this Contract or does not take part in the proceedings, as a result of which the Agency incurs material expenses in connection with the decision of the court/other authority considering the dispute, the Company is obligated to compensate the Agency, on the basis of a claim confirmed in supporting documentation, for such material expenses of the Agency.

5.5. In the event of the inappropriate or late performance/provision of services/work under this Contract, the Agency shall be entitled to collect, and the Company is obligated to pay the amount of the damages confirmed in supporting documentation and incurred by the Agency owing to such actions/inactions of the Company.

5.6. The penalty sanctions/payments of the amount of damages, etc., specified in this section of the Contract, may be applied at the discretion of the Parties and shall be deemed payable in the event of and from the time when a corresponding invoice is filed for them, unless otherwise directly stipulated in the Contract. Penalty sanctions/amounts of damage, etc., that are payable, shall be paid by the culpable Party within 15 (Fifteen) banking days of receiving a corresponding invoice accordingly, unless otherwise stipulated in the Contract.

A corresponding amount, including value-added tax, shall be used as the base for calculating the penalty denominated as a percentage of a corresponding amount.

5.7. The Parties shall be released from liability for the full or partial non-performance of obligations under this Contract, if such non-performance was the result of force-majeure that arose after the signing of this Contract, which the Party could not have foreseen or reasonably prevented.

The following are classified as the aforementioned circumstances within the context of this Contract: natural disasters, war or military actions, strike in the sector or region, the adoption by the state authority or executive authority, President of the Russian Federation of a legal act, which made it impossible to execute this Contract and other circumstances beyond the control of the Parties.

5.8. The Party, which was unable to execute its obligations under this Contract, undertakes to notify the other Party on the onset and termination of the aforementioned circumstances immediately, but no later than five business days. In this case the representatives of the Parties should consult each other as soon as possible and agree on the measures that should be adopted by the Parties.

The actual onset of such circumstances and their duration should be confirmed in supporting documents issued by corresponding authorities or organisations, with the exception of the onset of such circumstances owing to a change in legislation.

5.9. Failure to notify or late notification on the onset of such circumstances shall remove the right to cite any of these circumstances as the basis for exempting the Party, which failed to provide any notice or was late in providing such notice, from liability for the late execution of obligations.

5.10. Guarantees:

The Company warrants that it shall not perform illegal payments with funds received as a result of the execution of this Contract and shall not transfer any amounts of cash assets or anything of material value, directly or indirectly for no consideration:

•    To any official of any state authority for the purposes of influencing said official or compelling him or her to exert influence on any act or decision of any state authority or any of its institutions or sub-divisions; or

•    Any political party, its official or candidate for a political post, for the purposes of influencing any official decision of said party, official or candidate, for the purposes of compelling said party, official or candidate to leverage its influence and impact on any action or decision of the government, its institution or sub-division, with the exception of instances permitted by any legal claim; or

•    any official of any legal entity, with whom the Company interacts during the performance of its business activities for the purposes of influencing any action or decision of said legal entity to assist the Company with the receipt or retention of business or the transfer of business to the Company.

6. Confidentiality

6.1. All information related to the activities within the framework of this Contract, including the terms and provisions of this Contract (appendices, addenda, supplementary agreements thereto), and also information received by one Party from the other party in connection with the execution of this Contract, shall be deemed strictly confidential.

6.2. For these purposes the term “confidential information” shall also mean any information, which has a commercial value, is protected by the Parties and includes the following: any information that is not accessible to the public and became known to a corresponding Party on the other Party, its organization and activities, orally or in writing, including records on magnetic media and other media, including commercial, financial, technical and other information: any information, which became known to the corresponding Party, on the other Party, its organisation and activities, extracted from the confidential information, including any analytical developments related to the confidential information, compilations, data, research, report or other documents obtained as confidential information or in connection therewith, containing confidential information or wholly or partially based thereon, including this Contract.6.3. The Parties acknowledge that the information that they provide to each other under this Contract is confidential and shall constitute a commercial secret of the Party within the limits established by the legislation of the Russian Federation. The Parties undertake not to apply or use the confidential information in any other way, other than as directly stipulated by this Contract. The Parties undertake that they shall in no circumstances disclose the data related to the performance of this Contract to third parties, with the exception of instances where:

•  information disclosure is required by effective legislation of the Russian Federation;

•  the information enters the public domain through other sources;

•  the second Party gave its consent to the information disclosure;

•  the information was disclosed to professional consultants, auditors or shareholders.

7. Dispute resolution

7.1. All difference and disputes, which may arise from this Contract or in connection therewith, shall be resolved where possible through negotiations between the Parties.

7.2. If the Parties fail to reach agreement, the dispute shall be resolved at the Moscow Arbitration Court.

8. Term of the Contract

8.1. This Contract shall enter into force as of its signing by the Parties and shall be effective until 31 December 2015 (inclusive).

At the same time, the obligations of the Parties under the Contract shall arise subject to approval of the Contract by the Board of Directors of the Agency and the sole shareholder of the Company.

The actual approval of this Contract by the Board of Directors of the Agency shall be confirmed by the minutes of the meeting of the Board of Directors, while the actual approval of this Contract by the sole shareholder of the Company shall be confirmed by a resolution of the sole shareholder.

A copy of the minutes of the meeting of the Board of Directors and the resolution of the sole shareholder shall be submitted further to a written request of the corresponding Party.

The obligations of the Parties under the Contract shall cease after the Parties perform the obligations they assumed (including the performance of the terms of settlements and payment of all penalties pursuant to the terms of this Contract).

8.2. This Contract may be terminated ahead of schedule in the following instances:

8.2.1. On the mutual consent of the Parties expressed in writing, affixed with the signatures and seals of the Parties.

8.2.2. Unilaterally on the initiative of either Party from 1 January of a corresponding year, provided that the other Party receives written notice from the Party initiating early termination of the Contract on said termination no later than one hundred eighty days prior to the termination date. Moreover, registered mail, including notice of delivery, shall constitute an appropriate form of said notice.

8.2.3. Unilaterally, on the initiative of the Agency, from 1 October of a corresponding year, if analysis of the data on the state of the television advertising market, contained in an official report of RACA, released on the basis of the results of the previous calendar year, makes it possible to draw a conclusion on a material lag (by more than four percentage points) in the advertising sales dynamics on the Television Channels from the dynamics of the Russian television advertising market, documented on the basis of the results of the previous year, provided that the Company received written notice on said termination, forwarded by the Agency, no later than one hundred and sixty days before the termination date (but in any case no later than 7 business days since the publication of the data of corresponding data of RACA). Moreover, registered mail, including notice of delivery, shall constitute an appropriate form of said notice.

8.2.4. Unilaterally, on the initiative of the Agency, from 1 October of a corresponding year, if analysis of the data on the state of the television advertising market, contained in an official report of RACA, released on the basis of the results of the second quarter of this year makes it possible to draw a conclusion on a material lag (by more than four percentage points) in the advertising sales dynamics on the Television Channels from the dynamics of the Russian television advertising market, documented on the basis of the results of the second quarter, provided that the Company received written notice on said termination, forwarded by the Agency, no later than sixty days before the termination date (but in any case no later than 7 business days since the publication of the data of corresponding data of RACA). Moreover, registered mail, including notice of delivery, shall constitute an appropriate form of said notice.

8.2.5. In the event of the termination of this Contract on the grounds stipulated in clauses 8.2.3. and 8.2.4., the Parties shall hold negotiations on revising the financial terms of the Contract for the purpose of reducing the Company’s fee established in the form of a percentage of the Actual Gross Incomes to a level which the Parties deem acceptable and in respect of which the Parties shall be governed until the expiry of the term of the Contract. Based on the results of the performed negotiations, the Parties shall sign a corresponding supplemental agreement to the Contract, which reflects the agreements that have been reached.

8.2.6. If the Party initiating early termination of the Contract violates the termination terms stipulated in clauses 8.2.2-8.2.4 above, said Party is obligated to pay compensation to the other Party in the amount of 12% (Twelve percent) of the amount of Actual Gross Incomes for six full calendar months preceding the month in which the unilateral termination of the Contract occurs.

The above amount shall be paid by a corresponding Party within 30 (Thirty) days of the dispatch of a corresponding demand to the other Party (in particular an invoice).

In the event of the early termination of the Contract in the aforementioned cases, the obligations of the Parties under the Contract shall cease after the performance of the terms of settlements and after the payment of all penalties pursuant to the terms and conditions of this Contract.

8.3. Restructuring, a change in the form of property, the composition of founders and/or composition of executive authorities (sole and/or collegiate) of the Parties, shall not serve as grounds for the termination and/or amendment to the terms and conditions presented in this Contract.

8.4. On the expiry of the term of this Contract, it may be extended by agreement of the Parties.

9. Concluding provisions

9.1. This contract has been executed and signed in two copies, having equal legal force, with one copy for each of the Parties.

9.2. All amendments and addenda to this Contract are only valid if they have been concluded in writing and signed by the authorised representatives of the Parties.

9.3. All amendmends, agreements and appendices to this Contract shall be an integral part thereof.

9.4. The Parties are obligated to notify each other in writing on all changes to corporate and legal form, address, banking details and other requisites.

10. Addresses, banking details and signatures of the Parties

The Agency	The Company

Closed Joint Stock Company

EvereCT-C

Principal place of address: 125040, Moscow, ul. Pravdy 15.
buld. 2

Actual address: 123298, Moscow, 3d Khoroshevskaya ul. 12 PSRN 1107746718793

TIN 7714816936, KPP 771401001

Settlement account 40702810401600001294

Correspondent account 30101810200000000593

BIC 044525593

OJSC Alfa-Bank Moscow

Closed Joint Stock Company

TSV Company

Principal place of address: 121359, 25, ul. Akademika Pavlova, city of Moscow

Actual address: 121359, 25, ul. Akademika Pavlova, city of Moscow

PSRN 5077746859757

TIN 7731568585, KPP 773101001,

Settlement account 40702810338260110108 at the Moscow bank

Sberbank of Russia OJSC

Correspondent account 30101810400000000225,

BIC 044525225.

E-mail address:

Foreign currency banking details:

Beneficiary Account: 40702840038261010108

Beneficiary Bank: SBERBANK (HEAD OFFICE — ALL BRANCHES AND OFFICES IN RUSSIA) MOSCOW,

RUSSIA);

SWIFT code: SABR RU MM

On behalf of the Agency	On behalf of the Company

Yu.G. Moskvitina, place for seal	S.A. Vasiliev, place for seal